Exhibit 3.2

                          CERTIFICATE OF AMENDMENT
                  TO THE CERTIFICATE OF DESIGNATION OF THE
                  VOTING POWERS, DESIGNATION, PREFERENCES
                  AND RELATIVE, PARTICIPATING, OPTIONAL OR
                  OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                  LIMITATIONS AND RESTRICTIONS OF THE 8.5%
                    SENIOR CONVERTIBLE PREFERRED STOCK,
                       SERIES A-1 OF CORECOMM LIMITED
                      --------------------------------

                       Pursuant to Section 242 of the
                      Delaware General Corporation Law
                      --------------------------------

                  CoreComm Limited (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL") does hereby certify as follows:

                  FIRST: Article FOURTH, paragraph (1), of the
Corporation's Certificate of Designation of 8.5% Senior Convertible Preferred Stock, Series A-1 is hereby amended to insert the following definitions in appropriate alphabetical positions in paragraph (1):

                  "Benefit Plan" means each of the Corporation's and its Subsidiaries' plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Section 3(37) of 4001(a)(3) of ERISA.

                  "Conversion Price" shall mean initially $1.75, as adjusted pursuant to paragraph (9).

                  "CoreComm 8.5% Preferred Stock" shall mean the
Corporation's 8.5% Senior Convertible Preferred Stock, Series A, 8.5% Preferred Stock and any shares of Additional Preferred.

                  "Equity Securities" shall mean any shares of capital stock of the Corporation or any right, option, warrant or similar instrument to acquire any shares of capital stock of the Corporation or any other security convertible into or exchangeable for shares of capital stock of the Corporation.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Free Cash Flow" shall mean, with respect to the Corporation for any applicable period, the sum of net income (or loss) (expressed as a positive or negative number, as applicable), depreciation, amortization, non-cash interest expense, other non-cash charges, increase (or decrease) in net working capital (net current assets less net current liabilities) (expressed as a positive or negative number, as applicable), less capital expenditures, payments under capital leases, and debt repayments, all as determined in accordance with United States generally accepted accounting principles to the extent applicable.

                  "Initial Holder" shall mean Booth American Company.

                  "New Issuance" shall have the meaning set forth in paragraph (9)(d)(x).

                  "Qualified Equity Securities" shall include any securities of the Corporation and its Subsidiaries issued (a) through the exercise of any options and other equity incentive instruments outstanding on the date of this Certificate of Amendment or the issuance of options and/or other equity incentive instruments to the directors, officers, and employees of the Corporation and the Subsidiaries of the Corporation pursuant to Benefit Plans or other arrangements existing on the date of this Certificate of Amendment, as such Benefit Plans or other arrangements may be amended, renewed or replaced (provided that such amended, renewed or replaced Benefit Plans or other arrangements shall have terms substantially similar to and consistent with the terms (including annual aggregate grant amounts) of existing Benefit Plans and other arrangements and shall not reduce the exercise price of such options or other equity incentive instruments); and provided further that the Common Stock into which any such options and/or other equity incentive instruments may be converted does not exceed in the aggregate twenty-five percent (25%) of the Common Stock (or other securities of the Corporation or a successor corporation into which such Common Stock or such other shares or securities may thereafter be changed or reclassified on a fully diluted basis) and the exercise of such options and/or other equity incentive instruments, (b) through the conversion of any principal amount of the 6% Convertible Subordinated Notes Due 2006 of the Corporation outstanding on the date of this Certificate of Amendment, (c) through the conversion of any principal amount of the 10.75% Senior Unsecured Convertible PIK Notes Due 2010 of the Corporation and CoreComm Holdco, Inc. outstanding on the date of this Certificate of Amendment, (d) through the conversion of any principal amount of the 10.75% Unsecured Convertible PIK Notes Due 2011 of the Corporation and CoreComm Holdco, Inc. outstanding on the date of this Certificate of Amendment, (e) through the payment of interest on any principal amount of 6.47% Senior Unsecured Notes Due 2003 of the Corporation outstanding on the date of this Certificate of Amendment, (f) through the payment of interest on any principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due 2010 of the Corporation and CoreComm Holdco, Inc. outstanding on the date of this Certificate of Amendment, (g) through the payment of interest on any principal amount of 10.75% Unsecured Convertible PIK Notes Due 2011 of the Corporation and CoreComm Holdco, Inc. outstanding on the date of this Certificate of Amendment, (h) through the conversion of shares of Series B Senior Convertible Exchangeable Preferred Stock of the Corporation outstanding on the date of this Certificate of Amendment, (i) through the conversion of shares of CoreComm 8.5% Preferred Stock, (j) through the payment of a dividend on shares of CoreComm 8.5% Preferred Stock, (k) through the payment of a dividend on shares of Series B Senior Convertible Exchangeable Preferred Stock of the Corporation outstanding on the date of this Certificate of Amendment, (l) through the redemption of Series B Senior Convertible Exchangeable Preferred Stock of the Corporation, (m) through the redemption of CoreComm 8.5% Preferred Stock, (n) through the exercise of warrants of the Corporation outstanding on the date of this Certificate of Amendment, (o) to a non-Affiliate of the Corporation (as determined prior to the consummation of such transaction) in connection (I) with the acquisition by the Corporation or any Affiliate of another company, business, division, assets, customers or liabilities thereof or (II) with a strategic transaction not entered into by the Corporation or any Affiliate primarily for the purpose of raising financing proceeds for the Corporation and/or its Subsidiaries involving the Corporation or any of its Subsidiaries and other entities, including joint ventures, manufacturing, marketing or distribution agreements or technology transfers or development agreements, (p) through the issuance of convertible or exercisable securities (and any issuance of Common Stock pursuant to the exchange or exercise of any such convertible or exercisable securities) in connection with the stockholder rights plan of the Corporation in effect as of the date of this Certificate of Amendment, or
(q) to the Initial Holder or any Affiliates of the Initial Holder or sold, transferred or disposed of by the Initial Holder or any Affiliates of the Initial Holder on or after the date of this Certificate of Amendment. Notwithstanding the above, "Qualified Equity Securities" shall not include any securities of the Corporation described above if the terms of such outstanding securities are amended or modified subsequent to the date of this Certificate of Amendment to modify or amend the rate at which such securities, or securities payable or paid as interest or dividends thereon, may be converted or exchanged into, or redeemed for, Common Stock (or other securities of the Corporation or a successor corporation into which such Common Stock or such other shares or securities may thereafter be converted).

                  "Stockholder Approval" shall mean the approval of the stockholders of the Corporation in accordance with Section 242(3) of the DGCL of an increase of the authorized number of shares of Common Stock from 200,000,000 to an aggregate number of not less than 400,000,000 shares of Common Stock, such number to be adjusted in the event the Corporation consummates a reverse stock split prior to the date of the Stockholder Approval.

                  "Subsidiaries" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  SECOND:   Article FOURTH, paragraph (6), of the
Corporation's Restated Certificate of Incorporation is hereby amended to add a subparagraph (d) as follows:

                  (d) Notwithstanding anything herein to the contrary, in the event that the Corporation shall, commencing with the Dividend Period ending March 30, 2001, fail to declare and pay all accrued dividends on the 8.5% Preferred Stock, for any two (2) consecutive Dividend Periods, and such dividends are not declared and paid in full within thirty (30) days subsequent to the Dividend Payment Date for the second such Dividend Period, then the Liquidation Right shall be increased by an amount equal to the amount of the dividends accrued and unpaid for such Dividend Periods. Such adjustment to the Liquidation Right shall be made on a cumulative basis for each succeeding period of two (2) Dividend Periods as to which dividends shall not be declared and paid as provided above, which period shall not include any portion of a period as to which an adjustment under this paragraph (6)(d) shall have previously been made. The adjustment of the Liquidation Right per share pursuant to this paragraph (6)(d) shall not reduce the amount of accrued and unpaid dividends which shall otherwise be due and payable upon liquidation, dissolution, or winding up of the Corporation.

                  THIRD:   Article FOURTH, paragraph (7), of the Corporation's
Restated Certificate of Incorporation is hereby amended to add the following subparagraph (g) as follows:

                  (g) Notwithstanding anything herein to the contrary, in the event that the Corporation shall, commencing with the Dividend Period ending March 30, 2001, fail to declare and pay all accrued dividends on the 8.5% Preferred Stock, for any two (2) consecutive Dividend Periods, and such dividends are not declared and paid in full within thirty (30) days subsequent to the Dividend Payment Date for the second such Dividend Period, then the redemption price per share for all purposes under this paragraph (7) shall be increased by an amount equal to the amount of the dividends accrued and unpaid for such Dividend Period. Such adjustment to the redemption price shall be made on a cumulative basis for each succeeding period of two (2) Dividend Periods as to which dividends shall not be declared and paid as provided above, which period shall not include any portion of a period as to which an adjustment under this paragraph
(7)(g) shall have previously been made. The adjustment of the redemption price per share pursuant to this paragraph (7)(g) shall not reduce the amount of any accrued and unpaid dividends which shall otherwise be due and payable upon redemption of any shares of 8.5% Preferred Stock.

                  FOURTH:   Article FOURTH, paragraph (9)(a), of the
Corporation's Restated Certificate of Incorporation is hereby amended to read as set forth below:

                  4.4.9    Conversion.
                           ----------

                  (a) Subject to and upon compliance with the provisions of this paragraph (9), a holder of shares of 8.5% Preferred Stock shall have the right, at any time and from time to time after the date of the Stockholder Approval, at such holder's option, to convert any or all outstanding shares of 8.5% Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of Common Stock or any other shares of capital stock or other securities of the Corporation or a successor corporation into which such Common Stock (or such other shares or securities) may thereafter be changed or reclassified by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (9)(b). The number of shares of Common Stock initially deliverable upon conversion of each share of 8.5% Preferred Stock shall be equal to the quotient of the Liquidation Preference divided by the Conversion Price, which quotient shall initially equal 571.42857 (the "Conversion Rate"). The Conversion Rate is subject to adjustment from time to time pursuant to paragraph (9)(d). To the extent that there exist any accrued and unpaid dividends attributable to the shares of 8.5% Preferred Stock for which a holder has sought conversion, at the time of such conversion the number of shares of Common Stock to be delivered by the Corporation shall be increased in an amount equal to the quotient of the Liquidation Preference of that number of shares of Additional Preferred which the accrued and unpaid dividends as of the date of conversion would become if paid in the form of Additional Preferred on the conversion date divided by 120% of the 25-Day Average Market Price of the Common Stock as of: (a) the immediately preceding Dividend Payment Date with respect to accrued and unpaid dividends that have accrued since the immediately preceding Dividend Payment Date; or (b) the record date for the Dividend Payment Date on which such accrued and unpaid dividends would have been paid. In addition to the foregoing, to the extent a holder of shares of Additional Preferred elects to convert such shares, the certificate of designation for such shares of Additional Preferred shall provide that, upon conversion, the number of shares of Common Stock deliverable upon conversion of each share of Additional Preferred, shall be equal to the quotient of the Liquidation Preference of such shares divided by 120% of the 25-Day Average Market Price of Common Stock as of the record date for the Dividend Payment Date on which the Additional Preferred was issued. In addition, the certificate of designation for such shares shall provide for identical treatment of accrued and unpaid dividends as is provided for herein. Subject to paragraph (8)(d), the right to convert shares called for redemption pursuant to paragraph (7)(a) shall terminate at the close of business on the date immediately preceding the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption, including accrued and unpaid dividends thereon, if any, in which case such right of conversion shall be reinstated. Upon conversion, any accrued and unpaid dividends, if any, on the 8.5% Preferred Stock up to, but excluding, the date of conversion shall be paid to the holder thereof in accordance with the provisions of paragraph (5).

                  FIFTH: Article FOURTH, paragraph (9)(d), of the
Corporation's Restated Certificate of Incorporation is hereby amended to add a subparagraph (ix) as follows:

                                (ix)     Notwithstanding any other provision
                           of this paragraph (9)(d), the Initial Holder or any Affiliate may from time to time elect to apply as the Conversion Rate hereunder the conversion rate then applicable to a principal amount of 10.75% Unsecured Convertible PIK Note Due 2011 of the Corporation and CoreComm Holdco, Inc.
                           issued as of April 12, 2001 (then held by the Initial Holder or any Affiliate) pursuant to the terms of such convertible note equal to the Liquidation Preference.

                  SIXTH:   Article FOURTH, paragraph (9)(d), of the
Corporation's Restated Certificate of Incorporation is hereby amended to add a subparagraph (x) as follows:

                                (x)      Notwithstanding any other provision
                           of this paragraph (9)(d), the Conversion Rate shall be subject to adjustment from time to time if the Corporation shall, at any time and from time to time on or after the date of this Certificate of Amendment, issue any Equity Securities (a "New Issuance"), other than an issuance of (A) Common Stock as a dividend or in a split of or subdivision in respect of which the adjustment provided for in paragraph
                           (9)(d)(i) applies or (B) Qualified Equity
                           Securities, without consideration or for aggregate consideration per share of Common
                           Stock (or underlying conversion or exercise price per share of Common Stock in the case of a derivative security) less than the Conversion Price (such determination of the aggregate consideration per share of Common Stock (or underlying conversion or exercise price per share of Common Stock in the case of a derivative security) to be made by the Board of Directors on the date that a definitive and binding written agreement is entered into by the Corporation and the other party(ies) thereto in respect of such New Issuance). The Conversion Price in effect immediately prior to such New Issuance shall forthwith be lowered to that price which would give each holder of shares of 8.5% Preferred Stock the same fully diluted ownership level of Common Stock as if such New Issuance had been at the Conversion Price, and the Conversion Rate shall be adjusted accordingly. The methodology and procedure for determining such adjustment in the Conversion Price under this paragraph (9)(d)(x) is depicted in the sample calculation annexed to this Certificate of Amendment for illustrative purposes only as Schedule 1. The adjustment of the Conversion Price under this paragraph
                           (9)(d)(x) shall not apply, however, with respect to any New Issuance as provided above which occurs subsequent to the first fiscal year of the Corporation subsequent to the date of this Certificate of Amendment as to which the Free Cash Flow of the Corporation shall be a positive number, based on the audited consolidated cash flow statements of the Corporation for such fiscal year.

                  SEVENTH:   Article FOURTH, paragraph (9)(d), of the
Corporation's Restated Certificate of Incorporation is hereby amended to add a subparagraph (xi) as follows:

                  (xi) Notwithstanding any other provision of this paragraph (9)(d), the Conversion Rate shall be subject to adjustment from time to time if the Corporation shall, at any time and from time to time on or after the date of this Certificate of Amendment, complete a New Issuance, without consideration or for aggregate consideration per share of Common Stock (or underlying conversion or exercise price per share of Common Stock in the case of a derivative security) greater than the Conversion Price at such time but equal to or less than two hundred fifty percent (250%) of the Conversion Price at such time (such determination of the aggregate consideration per share of Common Stock or underlying conversion or exercise price per share of Common Stock in the case of a derivative security to be made by the Board of Directors on the date that a definitive and binding written agreement is entered into by the Corporation and the other parties thereto in respect of such New Issuance). The Conversion Price in effect immediately prior to such New Issuance shall forthwith be lowered to that price which would give each holder of shares of 8.5% Preferred Stock the same fully diluted ownership level of Common Stock as if such New Issuance had been at 250% of the Conversion Price, and the Conversion Rate shall be adjusted accordingly. The methodology and procedure for determining such adjustment in the Conversion Price under this paragraph (9)(d)(xi) is depicted in the sample calculation annexed to this Certificate of Amendment for illustrative purposes only as
                           Schedule 2. The adjustment of the Conversion
                           Price under this paragraph (9)(d)(xi) shall not apply however with respect to any New Issuance as provided above which occurs subsequent to the first fiscal year of the Corporation subsequent to the date of this Certificate of Amendment as to which the Free Cash Flow of the Corporation shall be a positive number, based on the audited consolidated cash flow statements of the Corporation for such fiscal year. Notwithstanding the above, the adjustments described in this paragraph (9)(d)(xi) shall not apply to a New Issuance described in this paragraph (9)(d)(xi) until and unless the full amount of New Issuances described in this paragraph (9)(d)(xi) subsequent to the date of this Certificate of Amendment shall exceed twenty million dollars ($20,000,000) in the aggregate.

                  EIGHTH:   Article FOURTH, paragraph (9)(d), of the
Corporation's Restated Certificate of Incorporation is hereby amended to add a subparagraph (xii) as follows:

                  (xii) Notwithstanding any other provision of this paragraph (9)(d), in the event that the Corporation shall, commencing with the Dividend Period ending March 30, 2001, fail to declare and pay all accrued dividends on the 8.5% Preferred Stock for any two (2) consecutive Dividend Periods, and such dividends are not declared and paid within thirty (30) days subsequent to the Dividend Payment Date for the second such Dividend Period, then the Conversion Price shall be reduced by an amount equal to five percent (5%) of the Conversion Price as of the date of this Certificate of Amendment, subject to adjustment under paragraph (9)(d)(i), and the Conversion Rate shall be adjusted accordingly. Such adjustment shall be made for each succeeding period of two (2) Dividend Periods as to which dividends shall not be declared and paid as provided above, which period shall not include any portion of a period as to which an adjustment under this paragraph
                           (9)(d)(xii) shall have previously been made. In no event, however, shall adjustments under this paragraph (9)(d)(xii) (x) exceed in the aggregate one dollar ($1.00), subject to adjustment under paragraph (9)(d)(i) and (y) result in a Conversion Price less than or equal to the par value per share of the Common Stock.


                  NINTH:   Article FOURTH, paragraph (9)(f), of the
Corporation's Restated Certificate of Incorporation is hereby amended to read as follows:

                  (f) Notwithstanding anything herein to the contrary, if a Change of Control occurs, each holder of shares of 8.5% Preferred Stock shall have a one-time option, for a period of thirty (30) days following written notice from the Corporation, which written notice shall be given not less than fifteen (15) days prior to the expected occurrence of the Change of Control, to convert all of its shares of 8.5% Preferred Stock into shares of Common Stock at the Change of Control Conversion Rate. The "Change of Control Conversion Rate" shall be equal to the Liquidation Preference divided by the Special Conversion Price. The Change of Control Conversion Rate shall be adjusted from time to time in accordance with the provisions of paragraph (9) applicable generally to adjustment of the Conversion Rate. Nothing in this paragraph (9)(f) is intended to limit or alter the conversion rights of a holder of shares of 8.5% Preferred Stock in paragraph(9)(a). For purposes of this paragraph (9)(f), the following definitions shall apply:

                                  (i) "Special Conversion Price" shall mean the greater of (x) $1.17, subject to adjustment under paragraph (9)(d)(i), and (y) the Change of Control Price.

                                  (ii)    "Change of Control Price" shall mean
                           (x) the fair market value of the consideration that would be received by a holder of Common Stock for one share of Common Stock in a Change of Control transaction from any successor, acquiror or other third party if such transaction were to occur on the date of the notice referred to in the first sentence of this paragraph (9)(f) or
                           (y) the Alternative Change of Control Price if the holders of Common Stock do not receive any consideration in a Change of Control transaction from any successor, acquiror or other third party. For purposes of this definition, "Alternative Change of Control Price" shall mean the fair market value per share of Common Stock on the date of the notice referred to in the first sentence of this paragraph (9)(f).

                  TENTH:   Article FOURTH, paragraph (9)(m)(ii), of the
Corporation's Restated Certificate of Incorporation is hereby amended to read as follows:

                  (ii) The Corporation covenants that any shares of Common Stock initially issued upon conversion of the 8.5% Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment increasing the Conversion Rate such that the Conversion Price would be reduced below the then-par value of the shares of Common Stock deliverable upon conversion of the 8.5% Preferred Stock, the Corporation will take any corporate action that, based on the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock with respect to such adjusted Conversion Rate.

                  ELEVENTH:   The foregoing amendment was duly adopted in
accordance with Section 242 of the DGCL.




                  IN WITNESS WHEREOF, CoreComm Limited has caused this Certificate of Amendment to be duly executed in its corporate name this 12th day of April, 2001.

                                            CORECOMM LIMITED


                                            By: /s/ Richard J. Lubasch
                                               -------------------------------
                                                Name:  Richard J. Lubasch
                                                Title: Senior Vice President




                                 SCHEDULE 1

                       ADJUSTMENT OF CONVERSION PRICE
                            Paragraph (9)(d)(x)
                      (For Illustrative Purposes Only)


Sample Transaction:
-------------------
$10mm @ $.75 per share

Initial Holder Securities                 8.5% Preferred Stock                  Convertible Notes
-------------------------                 --------------------                  -----------------
Amount (mm)                                          $50.0                           $10.0
Conversion Price                                     $1.75                           $1.00
Initial Holder u/l shares (mm)                        28.6                            10.0
Common Shares outst. (mm)                               72                              72
Fully Diluted Common Stock outst. (mm)                 148                             148
Initial Holder percentage                            19.1%                            6.7%

Sample Offering
---------------
Amount (mm)                                          $10.0                           $10.0
Price                                                $0.75                           $0.75
Common Stock issued (mm)                            13.333                          13.333
New Fully Diluted Common Stock outst. (mm)           163.0                           163.0

Appropriate Dilution (i.e. if at
Initial Holder Conversion Price)
--------------------------------
Common Stock issued if @ Initial Holder
    Conversion Price (mm)                             5.71                           10.00
Implied Fully Diluted Common Stock (mm)              155.4                           159.7
Required Initial Holder % ownership                  18.4%                            6.3%

Calculation of New Initial Holder Conversion Price
--------------------------------------------------
Required Initial Holder percentage ownership         18.4%                            6.3%
Implied Common Stock % ownership
    (other than Initial Holder)                      81.6%                           93.7%
Common Stock (other than Initial Holder) (mm)        134.4                           153.0
Implied Fully Diluted total Common Stock (mm)        164.7                           163.2
Implied Initial Holder Common Stock (mm)              30.3                            10.2
----------------------------------------------------------------------------------------------
New Conversion Price                                 $1.65                           $0.98
----------------------------------------------------------------------------------------------
Initial Holder % ownership                           18.4%                            6.3%




                                 SCHEDULE 2

                       ADJUSTMENT OF CONVERSION PRICE
                            Paragraph (9)(d)(xi)
                      (For Illustrative Purposes Only)


Sample Transaction:
-------------------
$10mm @ $2.10 per share

Initial Holder Securities                 8.5% Preferred Stock                  Convertible Notes
-------------------------                 --------------------                  -----------------
Amount (mm)                                          $50.0                           $10.0
Conversion Price                                     $1.75                           $1.00
Initial Holder u/l shares (mm)                        28.6                            10.0
Common Shares outst. (mm)                               72                              72
Fully Diluted Common Stock outst. (mm)                 150                             150
Initial Holder percentage                            19.1%                            6.7%

Sample Offering
---------------
Amount (mm)                                          $10.0                           $10.0
Price                                                $2.10                           $2.10
Common Stock issued (mm)                             4.762                           4.762
New Fully Diluted Common Stock outst. (mm)           154.4                           154.4

"Appropriate" Dilution (i.e. if at Ratchet Cap)
-----------------------------------------------
Initial Holder Conversion Price                      $1.75                           $1.00
% Factor                                              250%                            250%
Ratchet Cap                                          $4.38                           $2.50
Common Stock issued if @ cap (mm)                     2.29                            4.00
Implied Fully Diluted Common Stock (mm)             151.95                          153.67
Required Initial Holder ownership                    18.8%                            6.5%

Calculation of New Initial Holder Conversion Price
--------------------------------------------------
Required Initial Holder percentage ownership         18.8%                            6.5%
Implied Common Stock % ownership
    (other than Initial Holder)                      81.2%                           93.5%
Common Stock (other than Initial Holder) (mm)        125.9                           144.4
Implied Fully Diluted total Common Stock (mm)        155.0                           154.5
Implied Initial Holder Common Shares (mm)             29.1                            10.1
----------------------------------------------------------------------------------------------
New Conversion Price                                 $1.72                           $0.99
----------------------------------------------------------------------------------------------
Initial Holder % ownership                           18.8%                            6.5%



